Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Azure Power Global Limited for the registration of up to $150,000,000 of equity shares, debt securities, warrants and 10,000,000 equity shares offered by selling shareholders and to the incorporation by reference therein of our report dated June 19, 2017, with respect to the consolidated financial statements of Azure Power Global Limited included in its Annual Report (Form 20-F) for the year ended March 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, India

December 20, 2017